                                                                     EXHIBIT 2.1



                            STOCK PURCHASE AGREEMENT


                                  BY AND AMONG


                          SMARTALK TELESERVICES, INC.,


                               GTI TELECOM, INC.,


                        WATERTON INVESTMENT GROUP I, LLC


                                       AND


                                WILLIAM R. HARGER





                            Dated as of May 31, 1997

                                TABLE OF CONTENTS

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
ARTICLE 1        SALE AND TRANSFER OF STOCK . . . . . . . . . . . . . . . . . . . . . . . . . . .     1

         1.1.    Sale and Transfer of Stock . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
         1.2.    Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
         1.3.    Instruments of Conveyance  . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
         1.4.    New Directors and Officers . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
         1.5.    Documents to be Delivered  . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
         1.6.    Further Acts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2

ARTICLE 2        CONSIDERATION FOR PURCHASE OF COMPANY SHARES . . . . . . . . . . . . . . . . . .     2

         2.1.    Payment for Each Share of the Company Stock  . . . . . . . . . . . . . . . . . .     2
         2.2.    Per Share Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3

ARTICLE 3        REPRESENTATIONS AND WARRANTIES OF THE COMMON
                 STOCKHOLDER AND COMPANY  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     4

         3.1.    Corporate Organization and Disclosure  . . . . . . . . . . . . . . . . . . . . .     4
         3.2.    Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     4
         3.3.    Subsidiaries, Equity Investments and Joint Ventures  . . . . . . . . . . . . . .     5
         3.4.    Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5
         3.5.    Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     6
         3.6.    Licenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     6
         3.7.    Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     6
         3.8.    Absence of Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . .     6
         3.9.    Absence of Certain Changes . . . . . . . . . . . . . . . . . . . . . . . . . . .     7
         3.10.   Legal Proceedings, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     8
         3.11.   Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     8
         3.12.   Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     8
         3.13.   Taxes and Tax Returns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     8
         3.14.   Agreements and Commitments . . . . . . . . . . . . . . . . . . . . . . . . . . .    11
         3.15.   Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12
         3.16.   Change in Control Payments . . . . . . . . . . . . . . . . . . . . . . . . . . .    12
         3.17.   Customer Relationships . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    13
         3.18.   Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    13
         3.19.   Brokers and Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    13
         3.20.   SmarTalk Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    13

ARTICLE 4        REPRESENTATIONS AND WARRANTIES OF THE PREFERRED
                 STOCKHOLDER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    13

         4.1.    Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    13
         4.2.    Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    14

                                                                                                   Page
                                                                                                   ----
         4.3.    SmarTalk Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    15

ARTICLE 5        REPRESENTATIONS AND WARRANTIES OF SMARTALK . . . . . . . . . . . . . . . . . . .    15

         5.1.    Organization of SmarTalk and its Subsidiaries  . . . . . . . . . . . . . . . . .    15
         5.2.    Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    15
         5.3.    Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16
         5.4.    SEC Reports and Financial Statements . . . . . . . . . . . . . . . . . . . . . .    16
         5.5.    SmarTalk Common Stock; Subordinated Notes  . . . . . . . . . . . . . . . . . . .    16
         5.6.    Brokers and Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17
         5.7.    Senior Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17
         5.8.    Acquisition of Company Shares  . . . . . . . . . . . . . . . . . . . . . . . . .    17

ARTICLE 6        COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17

         6.1.    Access to Properties and Records; Confidentiality  . . . . . . . . . . . . . . .    17
         6.2.    Furnishing Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
         6.3.    Further Acts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
         6.4.    Conduct of the Company Prior to the Closing  . . . . . . . . . . . . . . . . . .    19
         6.5.    Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
         6.6.    Interim Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . .    20
         6.7.    Intercompany Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    21
         6.8.    Applications . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    21
         6.9.    Interim Operating Reporting  . . . . . . . . . . . . . . . . . . . . . . . . . .    21
         6.10.   Assets Complete  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    21
         6.11.   Notice; Efforts to Remedy  . . . . . . . . . . . . . . . . . . . . . . . . . . .    21
         6.12.   Tax Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22
         6.13.   Consulting and Non-Competition Agreement; Release; Escrow Agreement  . . . . . .    23

ARTICLE 7        CONDITIONS TO THE OBLIGATIONS OF SMARTALK  . . . . . . . . . . . . . . . . . . .    23

         7.1.    Representations and Warranties True  . . . . . . . . . . . . . . . . . . . . . .    23
         7.2.    Performance of Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
         7.3.    Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
         7.4.    Customer Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
         7.5.    Legal Opinion  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
         7.6.    Absence of Litigation, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . .    23
         7.7.    Adverse Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24
         7.8.    Resignations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24
         7.9.    Proceedings and Documents Satisfactory . . . . . . . . . . . . . . . . . . . . .    24
         7.10.   Delivery of Certain Documents  . . . . . . . . . . . . . . . . . . . . . . . . .    24
         7.11.   Consulting and Non-Competition Agreement; Releases . . . . . . . . . . . . . . .    24
         7.12.   Escrow Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24
         7.13.   Full Sale  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24
         7.14.   FIRPTA Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24

                                                                                                   Page
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
ARTICLE 8        CONDITIONS TO THE OBLIGATIONS OF THE STOCKHOLDERS AND
                 COMPANY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25

         8.1.    Representations and Warranties True  . . . . . . . . . . . . . . . . . . . . . .    25
         8.2.    Performance of Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
         8.3.    Legal Opinion  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
         8.4.    Absence of Litigation, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . .    25
         8.5.    Consulting and Non-Competition Agreement . . . . . . . . . . . . . . . . . . . .    25
         8.6.    Subordinated Note  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
         8.7.    Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    26
         8.8.    Registration Rights Agreement  . . . . . . . . . . . . . . . . . . . . . . . . .    26
         8.9.    Adverse Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    26

ARTICLE 9        CERTAIN ACTIVITIES AT CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . .    26

         9.1.    Delivery by the Stockholders and Company . . . . . . . . . . . . . . . . . . . .    26
         9.2.    Delivery by SmarTalk . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    27

ARTICLE 10       INDEMNIFICATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    27

         10.1.   Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    27
         10.2.   Indemnification Procedure  . . . . . . . . . . . . . . . . . . . . . . . . . . .    29
         10.3.   Tax Indemnifications . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    29
         10.4.   Off-Sets, Escrow, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    30

ARTICLE 11       TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31

         11.1.   Optional Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31
         11.2.   Notice of Abandonment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31
         11.3.   Mandatory Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31
         11.4.   Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31

ARTICLE 12       MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31

         12.1.   Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31
         12.2.   Schedules  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32
         12.3.   Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32
         12.4.   Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32
         12.5.   Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    33
         12.6.   Complete Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    33
         12.7.   Modifications, Amendments and Waivers  . . . . . . . . . . . . . . . . . . . . .    34
         12.8.   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    34
         12.9.   Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    34
         12.10.  Press Releases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    34
         12.11.  Time of Essence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    34

                                                                                                   Page
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
         12.12.  Invalidity of Any Provisions . . . . . . . . . . . . . . . . . . . . . . . . . .    34
         12.13.  Third Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    34
         12.14.  Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    34
         12.15.  Gender, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    35
         12.16.  Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    35
         12.17.  Access to Records After Closing  . . . . . . . . . . . . . . . . . . . . . . . .    35
         12.18.  Nature and Survival of Representations, etc. . . . . . . . . . . . . . . . . . .    35
         12.19.  Prohibition on Use of Name . . . . . . . . . . . . . . . . . . . . . . . . . . .    35
         12.20.  Limitation on Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    35
         12.21.  Arbitration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    36

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT, dated as of May 31, 1997 (the "Agreement"), is by and among SMARTALK TELESERVICES, INC., a California corporation ("SmarTalk"), GTI TELECOM, INC., a Florida corporation (the "Company"), WATERTON INVESTMENT GROUP I, LLC, a Delaware limited liability company (the "Preferred Stockholder"), and WILLIAM R. HARGER, an individual (the "Common Stockholder" and, together with the Preferred Stockholder, the "Stockholders").

                                    RECITALS

         WHEREAS, the Stockholders are the owners of all of the issued and outstanding capital stock of the Company;

         WHEREAS, the Stockholders desire to sell and transfer to SmarTalk, and SmarTalk desires to purchase and receive from the Stockholders, the shares of the capital stock of the Company referred to herein for the consideration and upon the terms and conditions hereinafter set forth; and

         WHEREAS, SmarTalk, the Company and the Stockholders desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement;

         NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties to this Agreement hereby agree as follows:

                                   ARTICLE 1

                           SALE AND TRANSFER OF STOCK

         1.1. Sale and Transfer of Stock. Subject to the terms and conditions of this Agreement, the Stockholders agree to sell, convey and deliver to SmarTalk, and SmarTalk agrees to purchase and accept at the Closing (as hereinafter defined) from each Stockholder, the number of shares of common stock and/or preferred stock of the Company set opposite their respective names on Schedule 1.1.

         1.2. Closing. The sale, purchase and other activities provided for herein (the "Closing") shall take place on May 31, 1997, or as soon as practicable thereafter, at the offices of Dewey Ballantine, 333 South Hope Street, Los Angeles, California 90071, or at such other time or place as agreed among the parties hereto. At the Closing there shall be delivered to SmarTalk and the Stockholders the opinions, certificates and other documents and instruments required to be delivered hereunder.

         1.3. Instruments of Conveyance. At the Closing the Stockholders shall deliver to SmarTalk certificates evidencing and representing all of the issued and outstanding capital stock of the Company duly endorsed in blank or accompanied by stock powers duly executed in blank in proper form for a transfer, which shall convey to SmarTalk all of the

Company Shares (as hereinafter defined) free and clear of all liens, pledges and other encumbrances.

         1.4. New Directors and Officers. At the Closing, the Stockholders shall deliver to SmarTalk written resignations of all of the directors and officers of the Company. On the date of Closing, the Stockholders shall cause a meeting of the Board of Directors of the Company to be held upon due notice or waiver thereof, at which the resignations of the respective officers and directors of the Company shall be accepted, effective immediately, and the vacancies created by such resignations thereupon shall be filled by the persons designated by SmarTalk.

         1.5. Documents to be Delivered. At the Closing, the parties hereto shall deliver, or cause to be delivered, such documents or certificates as may be necessary, in the reasonable opinion of counsel for any of the parties, to effectuate the transactions contemplated by this Agreement. From and after the Effective Time, each of the parties hereto hereby covenants and agrees, without the necessity of any further consideration whatsoever, to execute, acknowledge and deliver any and all other documents and instruments and take any and all such other action as may be reasonably necessary or desirable to effectuate the transactions set forth herein or contemplated hereby, and the officers and directors of the parties hereto shall execute and deliver, or cause to be executed and delivered, all such documents as may reasonably be required to effectuate such transactions.

         1.6. Further Acts. The Stockholders shall, at any time and from time to time and at no cost to SmarTalk, take any and all steps necessary to place in SmarTalk's possession and operating control the properties and business of the Company and will do, execute, acknowledge and deliver or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney as may be required to more effectively transfer and confirm to SmarTalk or to its successors or assigns, or to reduce to possession, any or all of the assets of the Company and to carry out the purposes and intent of this Agreement.

                                    ARTICLE 2

                  CONSIDERATION FOR PURCHASE OF COMPANY SHARES

         2.1. Payment for Each Share of the Company Stock. (a) SmarTalk agrees to pay for each share of the Company's common stock, par value $.001 per share (the "Common Shares"), issued and outstanding immediately prior to the Closing the amount of the SmarTalk Per Share Consideration as defined in Section 2.2 herein. The Common Shares held in the treasury of the Company shall be canceled upon payment by the Company on the date of Closing of the indebtedness listed on
Schedule 3.2 giving rise to a security interest therein.

         (b) SmarTalk agrees to pay for each share of the Company's preferred stock, par value $.001 per share (the "Preferred Shares" and together with the Common Shares, the "Company Shares"), issued and outstanding immediately prior to the Closing the amount of the SmarTalk Per Preferred Share Consideration as defined in Section 2.2 herein.

         2.2. Per Share Consideration. (a) For each Common Share, a Stockholder shall receive (the "SmarTalk Per Share Consideration") (i) $45,580 principal amount of SmarTalk's 10% Subordinated Note due 2001, in the form set forth in Exhibit A (the "Subordinated Note"), and (ii) 4,437.6 shares of SmarTalk common stock, no par value ("SmarTalk Common Stock"). For each Preferred Share, a Stockholder shall receive (the "SmarTalk Per Preferred Share Consideration") (i) $1,060 principal amount of Subordinated Notes, and (ii) 103.2 shares of SmarTalk Common Stock.

         (b) At the request of each of the Stockholders, a portion of the SmarTalk Per Share Consideration and the SmarTalk Per Preferred Share Consideration described above equal to 51,600 shares of SmarTalk Common Stock and $530,000 principal amount of Subordinated Notes shall be paid directly to Financial Innovations, Inc. ("Financial Innovations"); provided, however, that Financial Innovations and its controlling stockholder Mark Weiner shall have executed an agreement, substantially in the form attached hereto as Exhibit B, on or prior to the Closing. The Stockholders acknowledge that such payment to Financial Innovations represents two percent (2%) of the aggregate consideration to be received by the Stockholders pursuant to clause (a) above and hereby agree that SmarTalk shall reduce pro rata the SmarTalk Per Share Consideration and the SmarTalk Per Preferred Share Consideration to reflect such payment to Financial Innovations.

         (c) The SmarTalk Common Stock issued hereunder shall bear a legend substantially as follows:

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISPOSITION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

         (d) If SmarTalk effects a stock dividend, reclassification, recapitalization, stock split, combination, exchange of shares or similar transaction after the date hereof and prior to the Effective Time, the provisions of this Section 2.2 shall be appropriately adjusted.

         (e) No fractional shares of SmarTalk Common Stock shall be issued pursuant hereto. In lieu of the issuance of any fractional share of SmarTalk Common Stock pursuant to Section 2.2 hereof, the aggregate number of shares of SmarTalk Common Stock received by any Stockholder shall be rounded up to the nearest whole number of shares of SmarTalk Common Stock.

                                   ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES
                     OF THE COMMON STOCKHOLDER AND COMPANY

         The Common Stockholder and Company hereby jointly and severally represent and warrant to SmarTalk as follows:

         3.1. Corporate Organization and Disclosure. (a) Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida with all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Company is qualified to do business and is in good standing in each jurisdiction (domestic, foreign or otherwise) in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary. Schedule 3.1(a) contains a list of all jurisdictions where Company is qualified to do business. Company has not received any written notice or assertion from the Secretary of State or comparable official of any jurisdiction to the effect that Company is required to be qualified or otherwise authorized to do business therein, in which Company has not qualified or obtained such authorization.

         (b) Complete copies of the charter and all amendments thereto to the date hereof and the Bylaws as presently in effect of Company have been furnished to SmarTalk. Company is not in default in the performance, observation or fulfillment of its charter or Bylaws.

         (c) True and complete copies of the minute books of Company, which contain a complete and correct record in all material respects of all meetings of the Board of Directors of each Company and committees thereof and all meetings of its stockholders and all actions by written consent without a meeting by such Board of Directors and committees thereof and its stockholders since the date of incorporation, have been furnished to SmarTalk. The stock certificate books and records of Company accurately reflect on the date hereof the ownership of the Company Shares by the persons and in the amounts set forth therein.

         3.2. Capitalization. The authorized capital stock of Company consists solely of 10,000,000 Common Shares, of which 500 are issued and outstanding, and 5,000,000 Preferred Shares, of which 3,500 shares are designated as the Series A Convertible Exchangeable Preferred Stock, and 3,500 of such shares of Series A Convertible Exchangeable Preferred Stock are issued and outstanding. Except as set forth in the preceding sentence and except for the Common Shares held in the Company's treasury that are to be canceled as provided in Section 2.1(a), there are no other shares of capital stock of the Company which are issued or outstanding. All outstanding Company Shares have been validly issued and are fully paid, non-assessable and are not subject to any preemptive rights. The issuance and sale of all of such Company Shares have been in full compliance with all applicable federal and state securities laws. Except as set forth in the Stockholders Agreement of GTI Telecom, Inc., dated as of January 21, 1997 (the "Stockholders Agreement") (which Stockholders Agreement shall terminate as of the Effective Time without any obligation or liability whatsoever on the part of the Company or SmarTalk), Schedule 3.2 or in the Articles of Incorporation of the Company, there are no subscriptions, options, warrants, calls, rights, contracts, commitments, understandings, restrictions or arrangements relating to the issuance, sale, transfer or voting of any Company

Shares or any other equity security of Company, including any rights of conversion or exchange under any outstanding securities or other instruments. Except as set forth in Schedule 3.2 or the Stockholders Agreement, there are no voting rights or other agreements or understandings with respect to the Company Shares. The Common Stockholder has good and valid title, beneficially and of record, to such Stockholder's Company Shares in the amount set forth herein, free and clear of all claims, liens, suits, proceedings, calls, proxies, charges, options, security interests and encumbrance of any kind, except as set forth in the Stockholders Agreement; and such Stockholder now has, and on the date of Closing will have, full power and authority to exchange such Company Shares for the SmarTalk Per Share Consideration. As of the date of Closing, all of the issued and outstanding Preferred Shares were held of record by the Preferred Stockholder.

         3.3. Subsidiaries, Equity Investments and Joint Ventures. Company does not own any capital stock or other equity securities of any corporation, has no direct or indirect equity or ownership interest in, by way of stock ownership or otherwise, any corporation, partnership, joint venture, association or business enterprise and is not contemplating acquiring any such interest.

         3.4. Authority. (a) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Company have been duly authorized by all requisite corporate action, and no other acts or proceedings on the part of Company or its stockholders are necessary to authorize this Agreement or the transactions contemplated hereby. The Common Stockholder has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and, as of the Closing, consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Company and such Stockholder and (assuming due authorization, execution and delivery by SmarTalk) is the legal, valid and binding obligation of Company and such Stockholder enforceable against Company and such Stockholder in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights in general, or by general principles of equity.

         (b) Except as set forth in Schedule 3.4, neither the execution and delivery by Company and the Common Stockholder of this Agreement nor the consummation of the transactions contemplated hereby nor compliance with any of the provisions hereof will (i) conflict with or result in a breach of any provision of the charter or Bylaws of Company, (ii) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any encumbrance upon any of the properties of Company or result in being declared void, voidable, without further binding effect or subject to amendment or modification any of the terms, conditions or provision of, any note, bond, mortgage, indenture, deed of trust, any license, franchise, permit, lease, contract, agreement or other instrument or commitment or obligation to which Company, or any of its respective properties may be bound or affected, (iii) violate any order, writ, injunction, decree, judgment, ruling, law, rule or regulation of any Governmental Authority (as defined below), applicable to Company, or to the Common Stockholder or any of their respective properties, or
(iv) require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any person or entity except, in the case of clauses (ii), (iii) and (iv) above, as could not have a Material Adverse Effect

(as hereinafter defined) on the Company or a material adverse effect on the ability of the Company or such Stockholder to consummate the transactions contemplated hereby. As used in this Agreement, a "Material Adverse Effect" shall mean, in respect of Company, any effect or change that is, or is reasonably likely to be, materially adverse to the business, operations, assets, financial condition or results of operations of Company.

         3.5. Compliance with Laws. Company and, to the best knowledge of Company, all of its respective officers, directors, employees, consultants and agents (collectively, the "Personnel"), except as set forth on Schedule 3.5, have complied in all material respects with all applicable statutes, regulations, rules, orders, ordinances, judgments, decrees, permits, franchises, licenses and other laws of the United States of America, all state, local and foreign governments and other governmental bodies and authorities, and courts and agencies of any of the foregoing ("Governmental Authority") applicable to Company, except to the extent noncompliance could not have a Material Adverse Effect. Except as set forth on Schedule 3.5, Company has not received any notice or other communication to the effect that, or otherwise been advised that, it is not in compliance with any of such statutes, regulations and orders, ordinances, other laws or undertakings, and neither Company nor any Stockholder has any knowledge of any presently existing circumstances that would be likely to result in violations of any such regulations which could have a Material Adverse Effect.

         3.6. Licenses. Except as set forth on Schedule 3.5, Company has all material consents, permits, franchises, licenses, concessions, rights, authorizations and approvals (collectively, "Licenses") of federal, state, local and foreign Governmental Authorities and other persons or entities required in connection with the operation of its business as now being conducted, all of which are in full force and effect, not subject to any default and no suspension or cancellation of any of which is threatened.

         3.7. Financial Statements. Set forth on Schedule 3.7(a) are true, correct and complete copies of the audited financial statements of the Company meeting the form and content requirements of Section 3-05 of Regulation S-X promulgated by the Securities and Exchange Commission (the "Commission") for each of the three years ending December 31, 1994, 1995 and 1996. (All of the audited financial statements referred to above in this Section 3.7 are hereinafter collectively referred to as the "Company Financial Statements"). Set forth on Schedule 3.7(b) are true, correct and complete copies of the unaudited monthly financial statements of the Company (consisting of a balance sheet, statement of income and statement of cash flow) for each of the four months ended April 30, 1997. The Company Financial Statements have been prepared from and are in accordance with the books and records of Company which are complete and accurate, and the Company Financial Statements fairly present the financial position, results of operations and changes in financial position of Company as of the dates and for the periods indicated, in each case in accordance with United States generally accepted accounting principles ("GAAP"). Company's unaudited financial statements were prepared on a basis consistent with Company's audited financial statements contained in the Company Financial Statements, subject to normal, recurring year-end adjustments; provided, however, that no such year-end adjustment shall have a Material Adverse Effect.

         3.8. Absence of Undisclosed Liabilities. Except (i) as and to the extent specifically reserved against (which reserves are adequate in amount) in Company's audited balance sheet as of December 31, 1996, and in the notes to such balance sheet for the period then ended, (ii) liabilities which have been incurred since December 31, 1996, in the ordinary course of business consistent with past practice and in a commercially reasonable manner ("Ordinary Course of Business"), which liabilities would not have a Material Adverse Effect and (iii) liabilities and obligations specifically disclosed and quantified on Schedule 3.8, Company has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise and whether due or to become due).

         3.9. Absence of Certain Changes. Since December 31, 1996, there has not been any change in or effect on the business, earnings, assets, liabilities, financial or other condition or results of operations of Company that has a Material Adverse Effect and no fact or condition exists or is reasonably contemplated or threatened which Company or the Common Stockholder believes has a reasonable probability of resulting in any change in or effect on the business, earnings, assets, liabilities, financial or other condition, results of operations of Company that has a Material Adverse Effect. Without limiting the generality of the foregoing, since December 31, 1996, and except as set forth on Schedule 3.9, there has not been, occurred or arisen with respect to Company any: (a) amendment of its charter or Bylaws (or equivalent organizational documents); (b) change in the number of shares of capital stock issued and outstanding or issuance of any warrants, options or other securities convertible or exercisable into shares of capital stock; (c) declaration, setting aside, payment or distribution with respect to, or any split, combination or reclassification of, shares of capital stock declared or made by Company; (d) increase in the compensation or severance pay payable or to become payable by Company to any Personnel who earned in 1996, or will earn in 1997 on an annualized basis, annual compensation of $60,000 or more, or any increase of general applicability in the compensation or severance pay payable to Personnel (in each case, other than pursuant to existing corporate policies, practices and procedures described in Schedule 3.9 hereto and as in effect on December 31,
1996), or employee welfare, pension, retirement, profit-sharing or similar payment or arrangement made or agreed to by Company for any present or former Personnel (except pursuant to the existing plans and arrangements described in Schedule 3.9 hereto and as in effect on December 31, 1996, or as may be required by applicable law); (e) significant labor trouble or any material controversy or unsettled grievance pending or, to the best knowledge of Company, threatened between Company and any Personnel or a collective bargaining organization representing or seeking to represent Personnel; (f) encumbrance of any asset, tangible or intangible, except as set forth on Schedule 3.9; (g) transfer, lease, guarantee, mortgage, pledge, disposal, sale, assignment or transfer of any material asset, tangible or intangible, or any conducting of business, in each case, other than in the Ordinary Course of Business; (h) settlement or compromise of any material claims or litigations or waiver, release or assignment of any material rights with respect to the business of Company whether or not in the Ordinary Course of Business; (i) cancellation, termination or entering into of, or material modification to, any Contract (as defined in Section 3.14); (j) material liability or loss incurred with respect to any of the assets or the operations of the business of Company, except liabilities incurred in the Ordinary Course of Business; (k) any capital expenditure or authorization of any capital expenditure, acquisition of assets or execution of any lease, or any incurring of liability therefor, requiring any payment or payments in excess of $50,000 in the aggregate; (l) borrowing or lending of money, issuing of debt securities or pledging the credit of the business of Company or guaranteeing of any indebtedness of others by Company; (m) failure to operate the business of Company in the Ordinary Course of Business so as to preserve the business of Company intact, to keep available to SmarTalk and its affiliates the services of the Personnel, and to preserve for SmarTalk and its affiliates the goodwill of Company's suppliers, customers and others having business relations with them; (n) loss of service of any Personnel that is or are material, individually or in the aggregate, to the conduct of the business of Company; (o) change in accounting practice of Company, except as required by GAAP; (p) material cancellations by any supplier, customer or contractor; (q) any material election with respect to Taxes; or (r) any agreement, arrangement or understanding to do any of the foregoing.

         3.10. Legal Proceedings, etc. Except as disclosed on Schedule 3.10, there is neither (a) any civil, criminal, arbitral or administrative action, suit, claim, hearing, investigation or proceeding pending or, to the best knowledge of Company and the Common Stockholder, threatened against, relating to or affecting (i) Company, (ii) Personnel in reference to actions taken by them in such capacities or (iii) the transactions contemplated by this Agreement, nor
(b) any valid basis known to Company or such Stockholder for any such litigation, proceeding or investigation, which, with respect to either clause
(a) or (b) above, if adversely determined could have a Material Adverse Effect or adversely affect the ability of Company or such Stockholder to consummate the transactions contemplated hereby. Except as disclosed on Schedule 3.10, there are no judgements, decrees, injunctions, or orders of any Governmental Authority outstanding against Company.

         3.11. Properties. A list of all leases of real property to which Company is a party and all of Company's other leased interests in real property (the "Leasehold Interests") is set forth on Schedule 3.11 hereto. Except as set forth on Schedule 3.11, neither the execution of this Agreement nor consummation of the transactions contemplated hereby will require the consent of any landlord or other person or entity in order to maintain in effect, without additional consideration or obligation, the Leasehold Interests. Company owns no real property.

         3.12. Employee Benefit Plans. (a) All employee profit-sharing, incentive, deferred compensation, welfare, pension, retirement, group insurance, bonus, severance and other employee benefit plans (oral or written) and agreements maintained or contributed to by Company for the benefit of current or former Personnel or with respect to which the Company has liability, which constitutes an "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") identifying which plans or arrangements (if any) provide benefits after termination of employment are set forth on Schedule 3.12.

                 (b) The names and current annual rates of compensation of all Personnel whose current aggregate annual rates of compensation are $60,000 or more, together with a summary (containing estimates to the extent necessary) of existing bonuses, additional incentive compensation (whether current or deferred), if any, paid or payable to such persons as of April 30, 1997, are set forth on Schedule 3.12.

         3.13. Taxes and Tax Returns. (a) Definitions:

                  "Affiliate" means, with respect to any specified person, a person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified person, including, without limitation, each subsidiary.

                  "Interim Period" means, with respect to any Taxable Period that begins on or before the Closing Date and ends after the Closing Date, the portion of such period that ends on the Closing Date.

                  "IRS" means the Internal Revenue Service.

                  "Pre-Closing Period" means (i) any Taxable Period that ends on or before the Closing Date or (ii) with respect to any Taxable Period that begins on or before and ends after the Closing Date, the portion of such Taxable Period ending on the Closing Date.

                  "Post-Closing Period" means (i) any Taxable Period that begins after the Closing Date or (ii) with respect to any Taxable Period that begins on or before and ends after the Closing Date, the portion of such Taxable Period beginning on the day following the Closing Date.

                  "Short Period" means any Taxable Period that ends on the Closing Date.

                  "Tax Benefit" means the amount of the reduction in an indemnified party's liability for Taxes realized (including recoveries of Taxes through the carryover of net operating losses) as a result of the payment or accrual of any loss, expense, or Tax.

                  "Tax Cost" means the amount of the increase in an indemnified party's liability for Taxes (including decreases in Tax refunds and credits) as a result of the payment or accrual of any loss, expense, or Tax.

                  "Taxable Period" means any taxable year or any other period that is treated as a taxable year (including any Short Period or Interim Period) with respect to which any Tax may be imposed under any applicable statute, rule, or regulation.

                  "Taxes" means all taxes, charges, fees, levies, or other assessments, including, without limitation, income, gross receipts, excise, real and personal property, sales, use, stamp, transfer, license, payroll, franchise, Social Security, unemployment and withholding taxes imposed or required to be withheld by the United States or any state, local, or foreign government or subdivision or agency thereof, and such term shall include any interest, penalties or additions to tax, and any liability for taxes as a transferee or successor under Code section 6901 (or any analogous provision of state, foreign, or local law), by contract, or otherwise.

                  "Tax Reserve" shall have the meaning set forth in Section 3.13(d).

                  "Tax Return" means any report, return, or other information required to be supplied to a taxing authority in connection with Taxes.

                  (b) Except as disclosed on Schedule 3.13(b), all Tax Returns required to be filed with respect to the Company for all Taxable Periods ending on or before the date hereof have been timely filed. All such Tax Returns (i) were prepared in the manner required by applicable law, (ii) are true, correct, and complete in all material respects, and (iii) reflect the liability for Taxes of the Company. Except as set forth on Schedule 3.13, all Taxes shown to be payable on such Tax Returns, and all assessments of Tax made against the Company with respect to such Tax Returns, have been paid when due.

         (c) Except as disclosed on Schedule 3.13, true and complete copies of the federal, state and local income Tax Returns of Company for the last three years have been provided to SmarTalk prior to the date hereof. Except as disclosed on Schedule 3.13, since the date of the interim financial statements for the period ended April 30, 1997, the Company has not incurred any liability for Taxes that would result in a decrease in the net worth of Company in excess of $300,000.

         (d) Except as set forth on Schedule 3.13, the Company has paid, has caused to be paid, or has provided a sufficient reserve, including deferred Tax assets and liabilities (the "Tax Reserve"), on the interim financial statements for the period ended April 30, 1997, for the payment of all Taxes with respect to all Taxable Periods, or portions thereof, ending on or before such date.
Schedule 3.13 lists each Tax accrued in the Tax Reserve set forth on the interim financial statements for the portion of the Taxable Period ended April 30, 1997.

         (e) Except as set forth on Schedule 3.13, Company has complied (and until the date of Closing will comply) in all material respects with the provisions of the Code relating to the withholding and payment of Taxes, including, without limitation, the withholding and reporting requirements under Code sections 1441 through 1464, 3401 through 3406, and 6041 through 6049, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required.

         (f) Neither the federal income Tax Returns nor the state or local income Tax Returns of Company have been examined by the IRS or relevant state taxing authorities, except as set forth on Schedule 3.13. All deficiencies asserted as a result of the examinations referred to on Schedule 3.13 have been paid, and no issue has been raised by any federal, state, local or foreign income tax authority in any such examination which, by application of the same or similar principles to similar transactions, could reasonably be expected to result in a proposed deficiency for any subsequent period which could have a Material Adverse Effect. Further, to the best of Company's knowledge, no state of facts exists or has existed which would constitute grounds for the assessment of any material liability for Taxes. Except as described on Schedule 3.13, there are no examinations or other administrative or court proceedings relating to Taxes in progress or pending nor has Company received a revenue agent's report asserting a tax deficiency. To the best of Company's knowledge, there are no threatened actions, suits, proceedings, investigations or claims relating to or asserted for Taxes of Company and there is no basis for any such claim.

         (g) No material claim has ever been made in writing by an authority with respect to the Company in a jurisdiction where the Company does not file reports and returns that the Company is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Taxes and, except for liens for real and personal property Taxes that are not yet due and payable, there are no liens for any Tax upon any asset of the Company. The Company has not entered into a closing agreement pursuant to
Section 7121 of the Code.

         (h) Except as set forth on Schedule 3.13 hereto, no extension of time with respect to any date on which a Tax Return was or is to be filed by the Company is in force, and no waiver or agreement by the Company is in force for the extension of time for the assessment or payment of any Taxes. Except as set forth on Schedule 3.13, the Company has not granted a power of attorney to any person with respect to any Taxable Period.

         (i) The Company is not and has never been a member of an (i) affiliated group (within the meaning of section 1504 of the Code), (ii) affiliated, combined, consolidated, unitary, or similar group for state or local Tax purposes, or (iii) controlled group as defined in Treasury Regulations Section 1.382-8T(e)(2).

         (j) Except as set forth on Schedule 3.13(j), there are no outstanding options, warrants, securities convertible into stock, or other contractual obligations that might be treated for federal income tax purposes as stock or another equity interest in the Company other than the stock that is the subject of this Agreement.

         (k) The Company has not agreed and is not required to include in income any material adjustment under either section 481(a) or section 482 of the Code (or an analogous provision of state, local, or foreign law) by reason of a change in accounting or otherwise. The Company has not disposed of any material property in a transaction being accounted for under the installment method pursuant to Code section 453.

         (l) The Company is not a party to any agreement to share Taxes with respect to any Taxable Period.

         (m) The amount of net operating loss carryovers available to the Company (i) as of December 31, 1996 based on the Company Financial Statements was no less than $7 million and (ii) as of April 30, 1997 (as estimated on an unaudited basis and subject to normal adjustment on audit) was no less than $8.2 million. There are no limitations, as of the Closing Date, without giving effect to this transaction, on the ability of the Company to use the carryovers described in the preceding sentence or claim any otherwise deductible amounts (including, without limitation, under sections 382, 383 and 384 of the Code).

         (n) Company is not a party to any contract or agreement that, individually or in the aggregate, or when taken together with any payment that may be made under this Agreement or any agreements contemplated hereby including, without limitation, the Employment Agreements and Non-Competition Agreements, could give rise to the payment of any "excess parachute payment" within the meaning of section 280G of the Code.

         (o) Except as set forth on Schedule 3.13, Company is not a party to any joint venture, partnership, or other arrangement or contract that could be treated as a partnership for federal income tax purposes.

         3.14. Agreements and Commitments. (a) Schedule 3.14 contains an accurate list of all commitments, contracts, leases and agreements to which Company is a party or by which it is bound which involves a commitment or obligation in excess of $25,000 in the aggregate for each such commitment, contract, lease or agreement or is otherwise material to the business of Company (including, without limitation, joint venture or partnership agreements, employment agreements, contracts, tenant leases, equipment leases, equipment maintenance agreements, agreements with municipalities and labor organizations, loan agreements, bonds, mortgages, liens or other security agreements, and any other agreement or undertaking, written or otherwise (the "Contracts")). Company has delivered true, correct and complete copies of such agreements to SmarTalk. Except as set forth on Schedule 3.14, there are not: (i) any contracts or commitments which involve a commitment or obligation in excess of $25,000 in the aggregate for each such contract or commitment to which Company is a party or by which its assets or operations are bound; (ii) any patent licensing agreements or any other agreements, licenses or commitments with respect to patents, patent applications, trademarks, trade names, service marks, technical assistance, copyrights or other like terms affecting Company (other than computer software licenses obtained in the Ordinary Course of Business); (iii) any contracts or commitments providing for payments based in any manner on the revenues or profits of Company; (iv) any contracts or commitments limiting the freedom of Company to engage in any line of business or operate in any geographic area, or to compete with any person or entity; (v) any instruments relating to indebtedness for borrowed money, including any note, bond, deed of trust, mortgage, indenture or agreement to borrow money or any agreement of guarantee or indemnification, whether written or oral, in favor of any person or entity; or (vi) any other contract or commitment, whether in the Ordinary Course of Business or not, which involves future payments, performance of services or delivery of goods or materials, to or by Company of any amount or value in excess of $25,000 in the aggregate for each such contract or commitment.

         (b) Except as set forth on Schedule 3.14 and as provided for in Section 3.4(b), none of the Contracts requires the consent of the other parties thereto in order for it to be in full force and effect with respect to Company as controlled by SmarTalk after the Closing or would give rise to the other party's right to terminate any Contract as a result of the transactions contemplated hereby; and Company will use its best efforts to obtain any required consents prior to the Closing.

         3.15. Intellectual Property. Company, directly or indirectly, possesses or has adequate rights to all licenses, permits and all other franchises, trademarks, trade names, service marks, inventions, patents, copyrights, and any applications therefor, trade secrets, research and development, know-how, technical data, computer software programs or applications and technology systems necessary to operate their respective businesses and required by applicable law (the "Intellectual Property"). Except as set forth on Schedule 3.15, all right, title and interest in and to each item of Intellectual Property is owned by Company, is not subject to any license, royalty arrangement or pending or, to the knowledge of the Company, threatened claim or dispute and is valid and in full force and effect. Except as set forth on Schedule 3.15, none of the Intellectual Property owned or, to the best knowledge of Company, used by Company infringes any Intellectual Property right of any other entity and no Intellectual Property owned by Company, to the best knowledge of Company, is infringed upon by any other entity.

         3.16. Change in Control Payments. Except as set forth on Schedule 3.16, Company has no plans, programs, commitments, arrangements or Contracts to which it is a party, or to which it is subject, pursuant to which payments may be required or acceleration of benefits may be required upon change of control of Company.

         3.17. Customer Relationships. Set forth on Schedule 3.17 hereto is a complete list of Company's material customer relationships (the "Customer List"). The Customer List includes all material terms of each such customer relationship. Except as set forth on Schedule 3.17, the Company's relationship with each such customer listed on the Customer List is (i) in good standing and
(ii) not currently subject to any dispute or disagreement of any kind whatsoever which involves more than $100,000 with respect to such customer. Neither the Company nor the Common Stockholder knows, or has reason to know, of any pending or threatened termination of any customer relationship described on the Customer List, or any re-bidding with respect thereto, as a result of the transactions contemplated herein or otherwise, which termination or re-bidding would have a Material Adverse Effect. The Company has made no proposals to, nor is involved in any pending negotiations with, any person or entity with respect to manufacturers development funds, co-op advertising or similar payments.

         3.18. Assets. Except as set forth in Schedule 3.18, Company has good and marketable title, free and clear of all liens and other encumbrances, to all of its Assets (as hereinafter defined), except for any such liens and encumbrances which would not have a Material Adverse Effect. The Assets of Company include all Assets required to operate the businesses of the Company as presently conducted. All tangible properties used in the businesses of Company are in good condition, reasonable wear and tear excepted, and are usable in the Ordinary Course of Business. As used in this Agreement, "Assets" shall mean all of the assets, properties, business and rights of the Company of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in Company's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of Company, and whether or not owned in the name of Company or any affiliate of Company wherever located.

         3.19. Brokers and Finders. Except as set forth on Schedule 3.19, neither Company nor the Common Stockholder has employed any broker or finder or incurred any liability for any brokerage fees, commissions, finders' fees or similar fees or expenses in connection with this Agreement and no broker or finder has acted directly or indirectly for Company or such Stockholder in connection with this Agreement or the transactions contemplated hereby and no investment banking, financial advisory or similar fees have been incurred or are or will be payable by Company or such Stockholder in connection with this Agreement or the transactions contemplated hereby.

         3.20. SmarTalk Capital Stock. Except as set forth on Schedule 3.20, the Common Stockholder does not own or hold any right, title or interest in any of the capital stock of SmarTalk.

                                   ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES
                          OF THE PREFERRED STOCKHOLDER

         The Preferred Stockholder hereby represents and warrants to SmarTalk as follows:

         4.1. Capitalization. The authorized capital stock of Company consists solely of 10,000,000 Common Shares, of which 500 are issued and outstanding, and 5,000,000

Preferred Shares, of which 3,500 shares are designated as the Series A Convertible Exchangeable Preferred Stock, and 3,500 of which shares are issued and outstanding. Except as set forth in the preceding sentence, there are no other shares of capital stock of the Company which are issued or outstanding. All outstanding Company Shares have been validly issued and are fully paid, non-assessable and are not subject to any preemptive rights. The issuance and sale of all of such Company Shares have been in full compliance with all applicable federal and state securities laws. Except as set forth in the Stockholders Agreement (which Stockholders Agreement shall terminate as of the Effective Time without any obligation or liability whatsoever on the part of the Company or SmarTalk), Schedule 3.2 or in the Articles of Incorporation of the Company, there are no subscriptions, options, warrants, calls, rights, contracts, commitments, understandings, restrictions or arrangements relating to the issuance, sale, transfer or voting of any Company Shares or any other equity security of Company, including any rights of conversion or exchange under any outstanding securities or other instruments. Except as set forth in
Schedule 3.2 or the Stockholders Agreement, there are no voting rights or other agreements or understandings with respect to the Company Shares. The Preferred Stockholder has good and valid title, beneficially and of record, to such Stockholder's Company Shares in the amount set forth herein, free and clear of all claims, liens, suits, proceedings, calls, proxies, charges, options, security interests and encumbrance of any kind, except as set forth in the Stockholders Agreement; and such Stockholder now has, and on the date of Closing will have, full power and authority to exchange such Company Shares for the SmarTalk Per Share Consideration.

         4.2. Authority. (a) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the Preferred Stockholder have been duly authorized by all requisite action, and no other acts or proceedings on the part of such Stockholder or its members are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Stockholder and (assuming due authorization, execution and delivery by SmarTalk) is the legal, valid and binding obligation of such Stockholder enforceable against such Stockholder in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights in general, or by general principles of equity.

         (b) Except as set forth in Schedule 4.2, neither the execution and delivery by the Preferred Stockholder of this Agreement nor the consummation of the transactions contemplated hereby nor compliance with any of the provisions hereof will (i) conflict with or result in a breach of any provision of the charter or Bylaws (or equivalent organization documents) of such Stockholder,
(ii) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any encumbrance upon any of the properties of such Stockholder or result in being declared void, voidable, without further binding effect or subject to amendment or modification any of the terms, conditions or provision of, any note, bond, mortgage, indenture, deed of trust, any license, franchise, permit, lease, contract, agreement or other instrument or commitment or obligation to which such Stockholder, or any of its respective properties may be bound or affected, (iii) violate any order, writ, injunction, decree, judgment, ruling, law, rule or regulation of any Governmental Authority, applicable to such Stockholder, or any of its respective properties, or (iv) require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any person or entity except, in the case of clauses (ii), (iii) and (iv) above, as could not have a Stockholder Material Adverse Effect (as hereinafter defined) on the ability of such Stockholder to consummate the transactions contemplated hereby. As used in this Agreement, a "Stockholder Material Adverse Effect" shall mean, in respect of the Preferred Stockholder, any effect or change that is, or is reasonably likely to be, materially adverse to the business, operations, assets, financial condition or results of operations of such Stockholder.

         4.3. SmarTalk Capital Stock. Except as set forth on Schedule 4.3, the Preferred Stockholder does not own or hold any right, title or interest in any of the capital stock of SmarTalk.


                                   ARTICLE 5

                   REPRESENTATIONS AND WARRANTIES OF SMARTALK

         SmarTalk represents and warrants to each Stockholder as follows:

         5.1. Organization of SmarTalk and its Subsidiaries. Each of SmarTalk and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of SmarTalk and its subsidiaries has full corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted therein, and each such entity is qualified to do business and is in good standing in each jurisdiction (domestic, foreign or otherwise) in which property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary (except for jurisdictions in which such failure to be so qualified could not be reasonably likely to have a material adverse effect on the business, earnings, assets, liabilities, financial or other condition or results of operations of SmarTalk and its subsidiaries taken as a whole).

         5.2. Authority. (a) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by SmarTalk have been duly authorized by all requisite corporate action, and no other acts or other proceedings on the part of SmarTalk or its shareholders are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed by SmarTalk and (assuming the due authorization, execution and delivery hereof and thereof by Company and the Stockholders) constitutes the legal, valid and binding obligation of SmarTalk, enforceable against SmarTalk in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general, or by general principles of equity.

         (b) Except as set forth in Schedule 5.2(b), neither the execution and delivery by SmarTalk of this Agreement nor the consummation of the transactions contemplated hereby nor compliance with any of the provisions hereof will (a) conflict with or result in a breach of any provision of the charter or Bylaws of SmarTalk, or any of its subsidiaries, (b) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any encumbrance upon any of the properties of SmarTalk or any of its subsidiaries or result in being declared void, voidable, without further binding effect or subject to amendment or modification any of the terms, conditions or provision of, any note, bond, mortgage, indenture, deed of trust, any license, franchise, permit, lease, contract, agreement or other instrument or commitment or obligation to which SmarTalk, any of its subsidiaries or any of their respective properties may be bound or affected, (c) violate any order, writ, injunction, decree, judgment, ruling, law, rule or regulation of any Governmental Authority, applicable to SmarTalk or any of its subsidiaries or any of their respective properties, or (d) except for obtaining the consents approvals authorizations and permits of, and making filings or notifications to, any Governmental Authority pursuant to the applicable requirements, if any, of state securities laws and the rules and regulations promulgated thereunder, require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any person or entity except as would not be reasonably likely to have a material adverse effect on the business, earnings, assets, liabilities, financial or other condition or results of operations of SmarTalk and its subsidiaries taken as a whole or on the ability of SmarTalk to consummate the transactions contemplated hereby.

         5.3. Capitalization. As of December 31, 1996, the authorized, issued and outstanding capital stock of SmarTalk is as set forth in the Annual Report of SmarTalk on Form 10-K for the year ended December 31, 1996 (the "Form 10-K"), and as of April 18, 1997, there were 12,959,679 shares of SmarTalk Common Stock issued and outstanding. All of the outstanding shares of capital stock of SmarTalk have been duly authorized and are validly issued, fully paid and non-assessable and have not been issued in violation of the preemptive or similar rights of any stockholder of SmarTalk arising by operation of securities laws or the Certificate of Incorporation or Bylaws of SmarTalk.

         5.4. SEC Reports and Financial Statements. SmarTalk has furnished to Company copies of the Form 10-K, Form 10-Q for the quarter ended March 31, 1997 and its proxy statement for the 1997 annual meeting of shareholders (collectively, the "SEC Reports"), each as filed with the Commission, and as of the date hereof, SmarTalk has filed no reports on Form 8-K with the Commission. As of their respective dates, each SEC Report (i) complied as to form in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (ii) did not on the date of filing or the date as of which information is set forth therein, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements (including any related schedules and/or notes) included in the SEC Reports have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto) throughout the periods involved and fairly present the financial position, results of operations and cash flows as of the dates and for the periods indicated therein.

         5.5. SmarTalk Common Stock; Subordinated Notes. The issuance and delivery by SmarTalk of shares of SmarTalk Common Stock and the Subordinated Notes have been duly and validly authorized by all necessary corporate action on the part of SmarTalk. The shares of SmarTalk Common Stock to be issued in connection herewith, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, and the Subordinated Notes to be issued in connection herewith, when issued in accordance with the terms of this Agreement, will be validly issued debt obligations of SmarTalk, enforceable against SmarTalk in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights in general, or by general principles of equity.

         5.6. Brokers and Finders. Except as set forth on Schedule 5.6, SmarTalk has not employed any broker or finder or incurred any liability for any brokerage fees, commissions, finders' fees or similar fees or expenses in connection with this Agreement and no broker or finder has acted directly or indirectly for SmarTalk in connection with this Agreement or the transactions contemplated hereby and no investment banking, financial advisory or similar fees have been incurred or are or will be payable by SmarTalk in connection with this Agreement or the transactions contemplated hereby.

         5.7. Senior Indebtedness. As of the date hereof, SmarTalk has, and as of the date of Closing will have, no more than $1,000,000 of Senior Indebtedness (as defined in the Subordinated Note).

         5.8. Acquisition of Company Shares. SmarTalk is acquiring the Company Shares for investment purposes and not with a view to, or in connection with, the sale or distribution thereof.

                                   ARTICLE 6

                                   COVENANTS

         6.1. Access to Properties and Records; Confidentiality. (a) Between the date of this Agreement and the Closing, the Company will permit SmarTalk's authorized representatives reasonable access to any and all premises, properties, contracts, comments, books, records and other information (including Tax Returns filed and those in preparation) relating to the Company and will cause its officers and employees to furnish to SmarTalk and its authorized representatives any and all financial, technical and operating data and other information pertaining to the business of the Company, as SmarTalk shall from time to time reasonably request, and upon the request of SmarTalk, deliver to SmarTalk true, correct and complete copies of all documents referred to in Articles 3 and 4 or in any schedule delivered by the Company or the Stockholders to SmarTalk in connection with this Agreement.

         (b) SmarTalk will, and will use its best efforts to cause its employees and agents to, hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of counsel, by other requirements of law, all Company Confidential Information (as hereinafter defined); and SmarTalk will not disclose the Company Confidential Information to any person, except as otherwise may reasonably be necessary to carry out the transactions contemplated by this Agreement, including any business or due diligence review by or on behalf of SmarTalk. If this Agreement is terminated, then upon the Stockholders' written request SmarTalk will promptly return or cause to be returned to the Company all documents and all copies thereof furnished by the Company or the Stockholders and held by SmarTalk or its representatives containing such Company Confidential Information. For the purposes hereof, "Company Confidential Information" shall mean all information of any kind concerning the Company or the Stockholders in connection with the transactions contemplated by this Agreement except information (i) ascertainable or obtained from public or published information, (ii) received from a third party not known by SmarTalk to be under an obligation to the Company to keep such information confidential, (iii) which is or becomes known to the public (other than through a breach of this Agreement), or (iv) which was in SmarTalk's possession prior to disclosure thereof to SmarTalk in connection herewith.

         (c) Between the date of this Agreement and the Closing, SmarTalk will permit the Stockholders' authorized representatives reasonable access to any and all premises, properties, contracts, comments, books, records and other information (including Tax Returns filed and those in preparation) relating to SmarTalk and will cause its officers and employees to furnish to the Stockholders and their authorized representatives any and all financial, technical and operating data an other information pertaining to the business of SmarTalk, as the Stockholders shall from time to time reasonably request, and upon the request of the Stockholders, deliver to the Stockholders true, correct and complete copies of all documents referred to in Article 5 or in any schedule delivered by SmarTalk to the Stockholders or Company in connection with this Agreement.

         (d) The Stockholders and Company will, and will use their best efforts to cause their employees and agents to, hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of counsel, by other requirements of law, all SmarTalk Confidential Information (as hereinafter defined); and the Stockholders and Company will not disclose the SmarTalk Confidential Information to any person, except as otherwise may reasonably be necessary to carry out the transactions contemplated by this Agreement, including any business or due diligence review by or on behalf of the Stockholders and Company. If this Agreement is terminated, then upon SmarTalk's written request the Stockholders and Company will promptly return or cause to be returned to SmarTalk all documents and all copies thereof furnished by SmarTalk and held by the Stockholders or Company or their representatives containing such SmarTalk Confidential Information. For the purposes hereof, "SmarTalk Confidential Information" shall mean all information of any kind concerning SmarTalk in connection with the transactions contemplated by this Agreement except information (i) ascertainable or obtained from public or published information, (ii) received from a third party not known by the Stockholders or Company to be under an obligation to SmarTalk to keep such information confidential, (iii) which is or becomes known to the public (other than through a breach of this Agreement), or (iv) which was in the Stockholders' or Company's possession prior to disclosure thereof to the Stockholders or Company in connection herewith.

         6.2. Furnishing Information. (a) The Stockholders shall cause the Company, promptly after the execution and delivery hereof, to furnish to SmarTalk all information concerning the Company required for inclusion in any statement or application made by SmarTalk to any Governmental Authority in connection with the transactions contemplated by this Agreement.

         (b) SmarTalk shall, promptly after the execution and delivery hereof, furnish to Company all information concerning SmarTalk required for inclusion in any statement or application made by Company to any Governmental Authority in connection with the transactions contemplated by this Agreement.

         6.3. Further Acts. Consistent with the terms and conditions hereof, each party hereto will execute and deliver such instruments, certificates and other documents and take such other action as any other party hereto may reasonably require in order to carry out this Agreement and the transactions contemplated hereby.

         6.4. Conduct of the Company Prior to the Closing. On and after the date hereof and prior to the Closing, and except as set forth in Schedule 6.4 or as otherwise consented to or approved by an authorized officer of SmarTalk in writing or required by this Agreement, the Company will not act, or omit to act, otherwise than in accordance with the following:

         (a) The business, operations, activities and practices of the Company shall be conducted only in the Ordinary Course of Business;

         (b) No change shall be made in the charter or by-laws of the Company;

         (c) No change shall be made in the number of shares of authorized or issued capital stock of the Company; not shall any option, warrant, call, right, commitment or agreement of any character be granted or made by the Company relating to the capital stock or other securities of the Company; nor shall the Company issue, grant or sell any securities or obligations convertible into or exchangeable for shares of capital stock of the Company; nor shall the Company enter into any other agreement with respect to any capital stock of the Company, or any security convertible into or relating to any capital stock of the Company;

         (d) (i) Company shall not, directly or indirectly, solicit or encourage (including by way of furnishing any non-public information concerning the business, properties or assets of the Company), or enter into any negotiations or discussions concerning, any Acquisition Proposal (as defined below). Company will notify SmarTalk promptly by telephone, and thereafter promptly inform in writing, if any such information is requested from, or any Acquisition Proposal is received by, Company. In the event Company receives an Acquisition Proposal, Company shall promptly inform the maker thereof of the existence of the provisions of this Section 6.4(d)(i) and Company or its Board of Directors shall reject such Acquisition Proposal;

                  (ii) On and after the date hereof and prior to the Closing, the Stockholders shall not, directly or indirectly, solicit or encourage (including by way of furnishing any non-public information concerning the business, properties or assets of the Company), or enter into any negotiations or discussions concerning, any Acquisition Proposal. The Stockholders will notify SmarTalk promptly by telephone, and thereafter promptly confirm in writing, if any such information is requested from, or any Acquisition Proposal is received by, any Stockholder. In the event any Stockholder receives an Acquisition Proposal, the Stockholder shall promptly inform the maker thereof of the existence of the provisions of this Section 6.4(d)(ii) and the Stockholders shall reject such Acquisition Proposal. As used in this Agreement, "Acquisition Proposal" shall mean any proposal received by Company (or any of its affiliates, officers or directors), or any Stockholder prior to the Closing for a merger or other business combination involving Company or for the acquisition of, or the acquisition of a substantial equity interest in, or all or a substantial portion of the assets of, Company, other than as contemplated by this Agreement;

         (e) Company shall not (i) incur any indebtedness; (ii) enter into any agreement requiring the maintenance of a specified net worth; (iii) assume, guarantee, endorse, or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other individual, firm or corporation (other than to customers for the performance of services or the sale of products in the Ordinary Course of Business); or (iv) make any loans, advances or capital contributions to, or investments in, any other individual, firm or corporation (other than in the Ordinary Course of Business with respect to collections from and deposits with customers); provided that none of the foregoing shall be permitted with respect to any related party;

         (f) Company shall use its best efforts to preserve the business organization of Company intact, to keep available to SmarTalk the present services of employees (except those employees terminated for cause) and to preserve for SmarTalk the goodwill of suppliers, customers and others with whom business relationships exist;

         (g) Company shall use normal and commercially reasonable collection efforts in respect of the accounts receivable recorded in the Company Financial Statements and the monthly financial statements;

         (h) Company shall take action with respect to the accounts payable recorded in the Company Financial Statements and the monthly financial statements in the Ordinary Course of Business;

         (i) No change shall be made in any accounting principle or practice of the Company, including but not limited to any change in the nature or method of calculation of any reserve of any kind except as required by GAAP; and

         (j) Company shall not take, agree to take or knowingly permit to be taken any action or do or knowingly permit to be done anything in the conduct of the business of the Company, or otherwise, which would be contrary to or in breach of any of the terms or provisions of this Agreement, or which would cause any of the representations of the Company contained herein to be or become untrue in any respect.

         (k) Company shall make no payments to any person or entity other than payments made in the Ordinary Course of Business with respect to Company's normal, ongoing business obligations.

         6.5. Consents. SmarTalk will use, and the Stockholders will cause the Company to use, their respective best efforts to obtain all permits, approvals, authorizations and consents of all third parties necessary, or, in the reasonable opinion of SmarTalk, desirable for the purpose of (i) consummating the transactions contemplated hereby, or (ii) enabling the Company to continue to conduct its business in the ordinary course after the Closing.

         6.6. Interim Financial Statements. Within fifteen days after the end of each calendar month after the date of this Agreement, the Stockholders will cause the Company to deliver to SmarTalk unaudited income statements with respect to the Company for such calendar month and the corresponding calendar month of the preceding fiscal year. All such financial statements shall fairly present the financial position, results of operations and changes in financial position of the Company as at the dates or for the periods indicated. All unaudited financial statements delivered pursuant to this Section shall be prepared on a basis consistent with the Company Financial Statements.

         6.7. Intercompany Accounts. Except as otherwise provided herein and listed on Schedule 6.7, prior to the Closing, (a) all indebtedness and other amounts owed by the Company or its affiliates to the Stockholders or by the Stockholders to the Company or its affiliates shall be paid (whether or not then due) or canceled; and (b) all liens, encumbrances or security interests relating to any of the aforesaid indebtedness or amounts shall be canceled and shall be discharged of record.

         6.8. Applications. The Stockholders will cause the Company to cooperate in all reasonable respects with SmarTalk in its application to obtain such licenses, permits and governmental approvals as may be necessary in order for SmarTalk to acquire and thereafter to operate the businesses of the Company. In connection with each such application on the part of SmarTalk, the Stockholders will cause the Company to furnish SmarTalk with such information and data as may be necessary or desirable and shall otherwise assist SmarTalk in any reasonable way requested.

         6.9. Interim Operating Reporting. During the period from the date of this Agreement to the Closing, the Company and its officers will confer on a regular and frequent basis with one or more representatives of SmarTalk to report material operational matters and to report the general status of on-going operations. The Company shall notify SmarTalk in writing of any material adverse change in the financial position, earnings or business of the Company after the date hereof and prior to the Closing and any unexpected emergency or other unanticipated change in the business of the Company and of any governmental complaints, investigations or hearings or adjudicatory proceedings (or communications indicating that the same may be contemplated) or of any other matter and shall keep SmarTalk fully informed of such events and permit its representatives to participate in all discussions relating thereto.

         6.10. Assets Complete. The assets of the Company as of the Closing will include all the equipment, inventory and other assets being presently used in the conduct of or related to the businesses of the Company except those sold or otherwise consumed after the date hereof in the Ordinary Course of Business.

         6.11. Notice; Efforts to Remedy. Each party hereto shall promptly give written notice to the other parties hereto upon becoming aware of the impending occurrence of any event which would cause or constitute a breach of any of the representations, warranties or covenants of the first such party contained or referred to in this Agreement and shall use its best efforts to prevent or promptly remedy the same. Upon a material breach of any representation, warranty or covenant, the non-breaching party shall provide the breaching party written notice (a "Notice") pursuant to Section 12.4 of such breach and the breaching party shall have five (5) business days after the delivery of such Notice to cure such breach before the nonbreaching party shall have the right to pursue any remedy with respect thereto. Notwithstanding the foregoing, in the event of any conflict between this Agreement and the Escrow Agreement, of even date herewith (the "Escrow Agreement"), by and among SmarTalk and the Common Stockholder, among others, with respect to amounts held in or disbursed from escrow, the provisions of the Escrow Agreement shall supersede any such conflicting provisions of this Agreement.

         6.12. Tax Covenants. (a) The Stockholders and Company shall refrain from making any Tax election (including, without limitation, any election under Section 338 of the Code or any similar provision of state or local law) without the consent of SmarTalk, which consent shall not be unreasonably withheld.

         (b) Company shall prepare and file or cause to be filed in a manner consistent with past practice, with the approval of SmarTalk, which approval shall not be unreasonably withheld, all Tax Returns (whether separate or consolidated, combined, group or unitary Tax Returns that include the Company) that are required to be filed (subject to permitted extensions) on or before the date of Closing; and Company shall pay or cause to be paid all Taxes shown as due, or required to be shown as due, on such Tax Returns.

         (c) SmarTalk shall prepare and file (or cause to be prepared and filed) all Tax Returns of or including Company other than those described in Section 6.12(b) hereof and SmarTalk shall pay all Taxes shown thereon, subject to any right of indemnification of SmarTalk against the Common Stockholder pursuant to
Section 10.3.

         (d) All transfer, documentary, sales, use, registration and other such Taxes (including, without limitation, all applicable real estate transfer or gains taxes and stock transfer Taxes), any penalties, interest and additions to Tax and fees incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Stockholders. Each party to this Agreement shall cooperate in the timely making of all filings, returns, reports and forms as may be required in connection therewith.

         (e) For purposes of apportioning a Tax to any Short Period or Interim Period, the parties hereto shall treat the date of Closing as the last day of such Period (i.e., the parties shall "close the books" on such date) and shall elect to do so if permitted by applicable law.

         (f) All contracts, agreements, or intercompany account systems under which Company may at any time have an obligation to share the payment of any portion of a Tax (or any amount calculated with reference to any portion of a Tax) shall be terminated with respect to Company as of the date of Closing, and Company shall thereafter be released from any liability thereunder.

         (g) After the Closing, the parties hereto shall (i) provide, and shall cause each of their affiliates to provide, to the other party and its affiliates (at the expense of the requesting party) such information relating to Company as such party may reasonably request with respect to Tax matters and (ii) cooperate with each other in the conduct of any audit or other proceeding with respect to any Tax involving Company and shall retain or cause to be retained all books and records pertinent to Company for each Taxable Period or portion thereof ending on or prior to the date of Closing until the expiration of the applicable statute of limitations (giving effect to any and all extensions and waivers).

         (h) If any party to this Agreement receives any written notice from any Taxing authority proposing an adjustment to any Tax for which any other party hereto may be obligated to indemnify under this Agreement, such party shall give prompt written notice thereof to the others that describes such proposed adjustment in reasonable detail. The failure to give such notice, however, shall not reduce the obligations of a party hereunder unless, and to the extent that, such failure prejudices the rights of the other party to contest such Tax.

         6.13. Consulting and Non-Competition Agreement; Release; Escrow Agreement. SmarTalk and the Common Stockholder shall execute and deliver a Consulting and Non-Competition Agreement, substantially in the form attached hereto as Exhibit C. The Common Stockholder shall execute and deliver to SmarTalk a general release as contemplated by Section 7.11. The Common Stockholder and SmarTalk shall execute and deliver to each other an Escrow Agreement as contemplated by Section 7.12.

                                   ARTICLE 7

                   CONDITIONS TO THE OBLIGATIONS OF SMARTALK

         The obligations of SmarTalk under this Agreement shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, each of which may be waived by SmarTalk as provided herein:

         7.1. Representations and Warranties True. The representations and warranties of the Stockholders and Company contained in this Agreement shall be true and correct on the date hereof and shall be deemed to have been made again at and as of the Closing and shall then also be true and correct.

         7.2. Performance of Obligations. Each of the obligations of the Stockholders and Company to be performed by them on or before the Closing pursuant to the terms hereof shall have been duly performed and complied with by the time of Closing.

         7.3. Consents. All notices to, and consents, authorizations, approvals and waivers from, third parties listed on Schedule 7.3 required to consummate the transactions contemplated hereby shall have been made and obtained.

         7.4. Customer Agreements. The Company shall have entered into an agreement with each of Eckerd Drug Company, Ralphs, Food4Less and Dominicks, which shall be in each case in form and substance satisfactory to SmarTalk in its sole discretion.

         7.5. Legal Opinion. SmarTalk shall have been furnished with the opinions of Latham & Watkins and Grocock, Loftis & Abramson, counsel to the Stockholders and Company, as the case may be, dated the date of Closing, substantially in the form attached hereto as Exhibit D.

         7.6. Absence of Litigation, etc. There shall not be threatened, instituted or pending any suit, action, investigation, inquiry or other proceeding by or before any Governmental Authority seeking an order, judgment or decree which, in the reasonable judgment of SmarTalk, would if issued restrain, prohibit or render unlawful the consummation of the transactions contemplated hereby, or any of them, or require rescission of this Agreement, or any of such transactions; no such action shall seek damages in a material amount by reason of the transactions contemplated hereby, or any of them; nor shall there be in effect any injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein, or any of them, not be consummated as so provided. Also, no substantive legal objection to the transactions contemplated by this Agreement shall have been received from or threatened by any Governmental Authority.

         7.7. Adverse Changes. There shall not have occurred after April 30, 1997, any change in or effect on the Company that would have a Material Adverse Effect.

         7.8. Resignations. Company shall have delivered to SmarTalk the resignations of all of the officers and directors of Company.

         7.9. Proceedings and Documents Satisfactory. SmarTalk shall have received such certificates, opinions, updated Schedules and other documents as it or its counsel may reasonably require in order to consummate the transactions contemplated hereby, all of which shall be in form and substance satisfactory to it and its counsel. All proceedings in connection with the purchase of Company Shares set forth herein and all certificates and documents delivered to SmarTalk pursuant to this Agreement shall be satisfactory in form and substance to SmarTalk and its counsel acting reasonably and in good faith.

         7.10. Delivery of Certain Documents. At the Closing, the Stockholders shall have caused Company to deliver to SmarTalk copies of the Articles of Incorporation of the Company certified (not more than 30 days prior to the date of Closing) by the appropriate governmental authority of the state of Florida.

         7.11. Consulting and Non-Competition Agreement; Releases. (a) The Common Stockholder shall have executed and delivered to SmarTalk a Consulting and Non-Competition Agreement, substantially in the form attached hereto as Exhibit C.

         (b) Each of the Common Stockholder and the Preferred Stockholder shall have delivered to SmarTalk a complete and general release, in form and substance reasonably satisfactory to SmarTalk and its counsel of all claims against the Company for any matter or thing whenever arising.

         7.12. Escrow Agreement. The Common Stockholder shall have executed and delivered to SmarTalk an Escrow Agreement, in form and substance reasonably satisfactory to SmarTalk.

         7.13. Full Sale. Each Stockholder shall have fully sold to SmarTalk all of his or its Company Shares for the SmarTalk Per Share Consideration and/or the SmarTalk Per Preferred Share Consideration, as the case may be, pursuant to
Section 2.2 hereof, it being understood and agreed that the obligations of SmarTalk to consummate the purchase of Company Shares set forth herein are conditioned upon full sale by each of the Stockholders of all of their Company Shares so that upon Closing the Company becomes a wholly-owned subsidiary of SmarTalk (subject in any event to the release of the security interest on the Common Shares held in the treasury of the Company).

         7.14. FIRPTA Certificate. The Company shall have furnished to SmarTalk a certification in accordance with Treasury Regulations Section 1.1445-2(b)(3) certifying that stock in the Company is not a real property interest because the Company is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in
Section 897(c)(1)(A)(ii) of the Code, substantially in the form attached hereto as Exhibit E.

                                   ARTICLE 8

         CONDITIONS TO THE OBLIGATIONS OF THE STOCKHOLDERS AND COMPANY

         The obligations of the Stockholders and Company under this Agreement shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, each of which may be waived by the Stockholders and Company as provided herein:

         8.1. Representations and Warranties True. The representations and warranties of SmarTalk contained in this Agreement shall be true and correct on the date hereof and shall be deemed to have been made again at and as of the Closing and shall then also be true and correct except for changes permitted or contemplated by this Agreement.

         8.2. Performance of Obligations. Each of the obligations of SmarTalk to be performed by it on or before the Closing pursuant to the terms hereof shall have been duly performed and complied with by the time of Closing.

         8.3. Legal Opinion. The Stockholders shall have been furnished with the opinion of Dewey Ballantine, counsel to SmarTalk, dated the date of Closing, substantially in the form attached hereto as Exhibit F.

         8.4. Absence of Litigation, etc. There shall not be threatened, instituted or pending any suit, action, investigation, inquiry or other proceeding by or before any Governmental Authority seeking an order, judgment or decree which, in the reasonable judgment of the Stockholders, would if issued restrain, prohibit or render unlawful the consummation of the transactions contemplated hereby, or any of them, or require rescission of this Agreement, or any of such transactions; no such action shall seek damages in a material amount by reason of the transactions contemplated hereby, or any of them; nor shall there be in effect any injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein, or any of them, not be consummated as so provided. Also, no substantive legal objection to the transactions contemplated by this Agreement shall have been received from or threatened by any Governmental Authority.

         8.5. Consulting and Non-Competition Agreement. SmarTalk shall have executed and delivered to the Common Stockholder a Consulting and Non-Competition Agreement, substantially in the form attached hereto as Exhibit C.

         8.6. Subordinated Note. SmarTalk shall have executed and delivered to each of the Stockholders and Financial Innovations the Subordinated Notes required by Section 2.2 hereof.

         8.7. Common Stock. SmarTalk shall deliver or cause to be delivered to the Stockholders and Financial Innovations certificates of SmarTalk Common Stock in the denominations required pursuant to Section 2.2 hereof.

         8.8. Registration Rights Agreement. SmarTalk shall have executed and delivered to the Stockholders the Registration Rights Agreement, substantially in the form attached hereto as Exhibit G.

         8.9. Adverse Changes. There shall not have occurred after March 31, 1997, any change in or effect on SmarTalk that would have, or with reasonable certainty could have, a material adverse effect upon the business, operations, assets, financial condition or results of operations of SmarTalk, other than with respect to acquisition transactions.

                                   ARTICLE 9

                         CERTAIN ACTIVITIES AT CLOSING

         9.1. Delivery by the Stockholders and Company. In addition to the documents and activities mentioned above, at the Closing, the Stockholders and Company shall deliver to SmarTalk:

         (a) a certificate, dated the date of Closing, signed by the Common Stockholder and by the President of the Company in his corporate capacity stating that from the date hereof to the Closing, (i) no event shall have occurred or have been threatened which has or could have a Material Adverse Effect upon the Company; (ii) there has been no change in the Articles of Incorporation or Bylaws of the Company;
                     (iii) the representations and warranties of such Stockholder and Company contained in Article 3 of this Agreement were and are true at the date of this Agreement and on the date of Closing and that such Stockholder and Company have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by such Stockholder and Company prior to or at the Closing, and (iii) each of the conditions set forth in Article 8 has been satisfied or waived;

         (b) a certificate, dated the date of Closing, signed by an authorized officer of the Preferred Stockholder stating that from the date hereof to the Closing, (i) the representations and warranties of such Stockholder contained in Article 4 of this Agreement were and are true at the date of this Agreement and on the date of Closing and that such Stockholder has performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by such Stockholder prior to or at the Closing, and (ii) each of the conditions set forth in Article 8 has been satisfied or waived;

         (c) all other previously undelivered documents required to be delivered by the Company to SmarTalk at or prior to the Closing by the terms and provisions of this Agreement; and

         (d) any other document reasonably requested by counsel for SmarTalk or necessary for the consummation of the transactions contemplated by this Agreement.

         9.2. Delivery by SmarTalk. In addition to the documents and activities mentioned above, at the Closing SmarTalk shall deliver to the Stockholders a certificate, dated the date of Closing, signed by the President or a Vice President of SmarTalk, in his corporate capacity, stating that from the date hereof to the Closing, (i) the representations and warranties of SmarTalk contained in Article 5 of this Agreement were and are true at the date of this Agreement and on the date of Closing and that SmarTalk has performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by SmarTalk prior to or at the Closing, and (ii) each of the conditions set forth in Article 7 has been satisfied or waived.

                                   ARTICLE 10

                                INDEMNIFICATIONS

         10.1. Indemnification. (a) The Preferred Stockholder hereby agrees to indemnify and hold harmless SmarTalk and its directors, officers, agents and employees (each, a "SmarTalk Indemnified Person") from and against and to pay any losses, claims, damages or liabilities (or actions or proceedings in respect thereof) ("Damages") to which such SmarTalk Indemnified Person may become subject as the result of any misrepresentation, or breach of warranty with respect to the representations and warranties set forth in Article 4 and will reimburse any SmarTalk Indemnified Person for all expenses (including reasonable counsel and expert fees) as they are incurred by any such SmarTalk Indemnified Person in connection with any such misrepresentation or breach of warranty or investigating, preparing or defending any such action or proceeding, whether pending or threatened, and whether or not such SmarTalk Indemnified Person is a party hereto. The Preferred Stockholder will not be responsible for any Damages or expenses to the extent that a court of competent jurisdiction shall have finally determined that such Damages or expenses resulted primarily from such SmarTalk Indemnified Person's bad faith or gross negligence or material breach of this Agreement. The agreement of such Stockholder in this Section 10.1(a) shall be in addition to any liability such Stockholder may otherwise have. Notwithstanding the foregoing, the Preferred Stockholder shall have no obligation to indemnify a SmarTalk Indemnified Person, or otherwise have liability under this Agreement, with respect to the representations and warranties contained in Section 4.1 (except for the last sentence thereof) except to the extent that the SmarTalk Indemnified Persons have reasonably exhausted, with respect to any breach of such representations and warranties, all available offsets and escrowed amounts available against the Common Stockholder under this Agreement or under the Subordinated Note.

         (b) The Common Stockholder hereby agrees to indemnify and hold harmless any SmarTalk Indemnified Person from and against and to pay any Damages to which such SmarTalk Indemnified Person may become subject as the result of a Stockholder Liability (as defined below) or any misrepresentation, or breach of warranty or covenant made or to be performed on the part of such Stockholder or Company under this Agreement, and will reimburse any SmarTalk Indemnified Person for all expenses (including reasonable counsel and expert fees) as they are incurred by any such SmarTalk Indemnified Person in connection with any such misrepresentation or breach of warranty or covenant or investigating, preparing or defending any such action or proceeding, whether pending or threatened, and whether or not such SmarTalk Indemnified Person is a party hereto. Notwithstanding any other provision of this Agreement, the Common Stockholder agrees to indemnify and hold harmless SmarTalk as follows: for every two dollars ($2.00) of expense incurred by SmarTalk or the Company after the date of Closing with respect to bringing the Company into regulatory compliance, SmarTalk shall be entitled to reduce by three dollars ($3.00) the Subordinated Note held by the Common Stockholder. The Escrow Fund (as defined in the Escrow Agreement) shall be applied first to satisfy any claim against the Common Stockholder which SmarTalk may have pursuant to this Section 10.1(b) or any other provision of this Agreement or the agreements appended hereto. The Common Stockholder will not be responsible for any Damages or expenses to the extent that a court of competent jurisdiction shall have finally determined that such Damages or expenses resulted primarily from such SmarTalk Indemnified Person's bad faith or gross negligence or material breach of this Agreement. As used herein, "Stockholder Liability" means any item expressly identified as a Stockholder Liability or Stockholder Indemnity on any schedule to this Agreement, for which the Common Stockholder shall retain liability notwithstanding the disclosure thereof on any such schedule.

         (c) SmarTalk hereby agrees to indemnify and hold harmless the Stockholders and the Company and its respective directors, officers, agents, employees, heirs, representatives, successors and assigns (each, a "Company Indemnified Person") from and against and to pay any Damages to which such Company Indemnified Person may become subject as the result of any misrepresentation, breach of warranty or covenant made or to be performed on the part of the SmarTalk under this Agreement, and will reimburse any Company Indemnified Person for all expenses (including reasonable counsel and expert fees) as they are incurred by any such Company Indemnified Person in connection with any such misrepresentation or breach of warranty or covenant or investigating, preparing or defending any such action or proceeding, whether pending or threatened, and whether or not such Company Indemnified Person is a party hereto. SmarTalk will not be responsible for any Damages or expenses to the extent that a court of competent jurisdiction shall have finally determined that such Damages or expenses resulted primarily from such Company Indemnified Person's bad faith or gross negligence or material breach of this Agreement. With respect to the guarantees listed on Schedule 10.1(c), SmarTalk further agrees to indemnify and hold harmless the Common Stockholder for any liabilities incurred thereunder after the date of Closing. In addition, SmarTalk shall either obtain a release of the Common Stockholder's guarantee, or irrevocably tender payment of the underlying debt pertaining thereto, (i) on or before July 1, 1997 with respect to the Financing Agreement, dated January 30, 1997, between the Company and WorldCom Network Services, Inc., and (ii) on or before June 6, 1997 with respect to the Promissory Note, dated as of October 23, 1995, for the principal amount of $1,000,000 in favor of Fernando L. Sabino. In the event SmarTalk fails to obtain the release or repay the underlying debt as required by clause (i) or (ii) in the preceding sentence, the Common Stockholder's Subordinated Note shall be accelerated and SmarTalk shall promptly pay such amount to the Common Stockholder.

         (d) The indemnification obligations of the Stockholders under Sections
10.1 and 10.3(a) shall not apply to any Damages being indemnified thereunder until the aggregate of all Damages of the SmarTalk Indemnified Person(s) shall exceed $100,000, and then only to the extent of such excess. Except in the case of Sections 3.1, 3.2 and 3.8 and any misrepresentations resulting from fraud or willful misconduct, the indemnification obligations of the Common Stockholder to SmarTalk hereunder shall not exceed $19,475,000 (the "Maximum Indemnification"); provided that to the extent that SmarTalk purchases any or all of the Common Stockholder's Subordinated Note at a discount, the Maximum Indemnification shall be reduced by the amount of such discount. Notwithstanding any other provision of this Agreement, any reduction in the Maximum Indemnification shall first be applied against the Subordinated Note not held in escrow pursuant to the Escrow Agreement.

         10.2. Indemnification Procedure. (a) The party or parties being indemnified are referred to herein as the "Indemnified Party" and the indemnifying party is referred to herein as the "Indemnifying Party."

         (b) The Indemnified Party shall give prompt written notice ("Indemnification Notice") to the Indemnifying Party after discovery by the Indemnified Party of any matters giving rise to a claim for indemnification or reimbursement under this Agreement; provided, however, that if no prejudice results from a failure to deliver prompt notice of a claim, no penalty shall be exacted therefor and the Indemnified Party shall continue to be entitled to indemnification.

         (c) In the event that the Indemnifying Party advises the Indemnified Party that the Indemnifying Party will contest a claim for indemnification hereunder, or fails, within thirty (30) days of receipt of any Indemnification Notice to notify, in writing, the Indemnified Party of its election to defend, settle or compromise, at its sole cost and expense, any action or claim (or discontinues its defense at any time after it commences such defense), then the Indemnified Party may, at its option, defend, settle or otherwise compromise or pay such action or claim. In any event, unless and until the Indemnifying Party elects in writing to assume and does so assume the defense of any such claim or action, the Indemnified Party's costs and expenses arising out of the defense, settlement or compromise of any such action or claim shall be Damages subject to indemnification hereunder.

         (d) The Indemnified Party shall reasonably cooperate with the Indemnifying Party in connection with any negotiation or defense of any such action or claim by the Indemnifying Party and shall furnish to the Indemnifying Party all information reasonably available to the Indemnifying Party which relates to such action or claim. The Indemnifying Party, if the defending party, shall keep the Indemnified Party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. If the Indemnifying Party elects to defend any such action or claim, then the Indemnified Party shall be entitled to participate in such defense with counsel of its choice at its sole cost and expense. If the Indemnifying Party does not assume the defense, the Indemnified Party shall use reasonable efforts to keep the Indemnifying Party apprised at all times as to the status of the defense. Payment of indemnification amounts hereunder shall be made to the person specified by the Indemnified Party. Anything in this Section 10.2 to the contrary notwithstanding, no person shall, without each of the parties' prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof which imposes any future obligation on any other party or which does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the other parties, a release from all liability in respect of such claim.

         10.3. Tax Indemnifications. (a) The Common Stockholder shall indemnify, defend and hold harmless SmarTalk, the Company and their respective officers, directors, employees and agents (each, a "Tax Indemnitee") from and against, and shall reimburse each Tax Indemnitee for, any and all Taxes (including, without limitation, reasonable expenses of investigation and reasonable attorneys' and accountants' fees and expenses in connection with any action, suit or proceeding) actually incurred or suffered at any time by any Tax Indemnitee arising out of or attributable to (i) any misrepresentation, inaccuracy or breach of any representation, warranty, covenant, agreement or promise related to Taxes by such Stockholder and/or the Company contained in this Agreement (or in any certificate, document, list or schedule delivered to SmarTalk by the Stockholders or Company hereunder), (ii) any and all unpaid Taxes for any Taxable Period, or portion thereof, ending on or before the date of Closing except to the extent that such Taxes are set forth in the specific amounts on
Schedule 3.13 or in the Tax Reserve accrued on the interim financial statements for the period ended April 30, 1997 or are attributable to any transaction that both (x) occurs on the date of Closing but after the Closing and (y) is not in the Ordinary Course of Business, or (iii) any and all unpaid Taxes, whether determined on a separate, consolidated, combined, or unitary basis, including any penalties and interest in respect thereof, of the Company (A) pursuant to Treasury Regulations Section 1.1502-6 or any comparable provision of state, local, or foreign law with respect to any Taxable Period beginning before the date of Closing and (B) pursuant to any guaranty, indemnification, Tax sharing, or similar agreement made on or before the date of Closing relating to the sharing of liability for, or payment of, Taxes. The foregoing indemnity shall not apply to Taxes imposed on the Company as a result of any election by the Company or SmarTalk under Section 338 of the Code made on or after the Closing.

         (b) Any Tax or other amount for which indemnification is provided under this Agreement shall be (i) increased to take account of any net Tax Cost incurred by the indemnified party arising from the receipt of indemnity payments hereunder (i.e., grossed-up for any Tax incurred on such increase) and (ii) reduced to take account of any net Tax Benefit realized by the indemnified party arising from the incurrence or payment of any such Tax or other amount. The parties hereto agree that, except as prohibited by applicable law, all indemnity payments hereunder shall be treated as adjustments to the applicable SmarTalk Per Share Consideration.

         (c) The indemnitor and its duly appointed representatives shall have the sole right to negotiate, resolve, settle, or contest any claim for Tax made by a Taxing authority with respect to which the indemnitor has agreed to indemnify a Tax Indemnitee under this Section 10.3; provided, however, that the indemnitor shall not initiate any claim, settle any issue, file any amended Tax Return, take or advocate any position or otherwise take any action that could adversely affect the Tax Indemnitee or any of its affiliates, without the written consent of the Tax Indemnitee, which consent shall not be unreasonably withheld. If the indemnitor does not assume the defense of a claim for the Tax made by a Taxing authority with respect to which the indemnitor has indemnified a Tax Indemnitee under Section 10.3, the Tax Indemnitee may defend the same at the reasonable expense of the indemnitor in such manner as it may deem appropriate, including, but not limited to, settling such audit or proceeding with the consent of the indemnitor, which consent shall not be unreasonably withheld.

         10.4. Off-Sets, Escrow, etc. No off-sets, set-asides or amounts placed in escrow as permitted pursuant to the Subordinated Notes or any Escrow Agreement shall limit or restrict the indemnifications provided in this Article 10, except as expressly provided in Section 10.1(a) or 10.1(d) or the last sentence of Section 10.3(a).

                                   ARTICLE 11

                                  TERMINATION

         11.1. Optional Termination. This Agreement may be terminated at any time prior to the Closing as follows:

         (i)         by the mutual consent of SmarTalk and the Stockholders;

         (ii) by SmarTalk at any time after thirty (30) days from the date hereof if, by that date, any of the conditions set forth in Article 7 shall not have been satisfied or waived;

         (iii) by the Stockholders at any time after thirty (30) days from the date hereof if, by that date, any of the conditions set forth in Article 8 shall not have been satisfied or waived;

         (iv) by either the Company or SmarTalk, if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and non-appealable.

         11.2. Notice of Abandonment. In the event of any termination pursuant to Section 11.1, written notice shall forthwith be given to the other party hereto except with respect to a termination pursuant to Section 11.1(i).

         11.3. Mandatory Termination. If the Closing has not occurred by June 30, 1997 this Agreement shall automatically terminate and no longer be of any force or effect, unless extended by the written agreement of SmarTalk and the Stockholders.

         11.4. Effect of Termination. Except for the confidentiality obligations contained in Section 6.1 and expense obligations in Section 12.1 hereof, upon the termination of this Agreement pursuant to Sections 11.1 or 11.3 hereof, this Agreement shall forthwith become null and void, and no party hereto or any of its officers, directors or shareholders shall have any liability hereunder.

                                   ARTICLE 12

                                  MISCELLANEOUS

         12.1. Expenses. All expenses of the preparation of this Agreement and of the purchase of Company Shares set forth herein, including, without limitation, counsel fees, accounting fees, investment advisor's fees and disbursements, shall be borne by the respective parties incurring such expense, whether or not such transactions are consummated. At the Closing, the Stockholders will pay (i) all legal fees and expenses of the Company and of the Stockholders in connection with the transactions provided for herein; (ii) the accounting fees and expenses in connection with the transactions provided for herein including, without limitation, the expenses incurred in the audit of the Company Financial Statements provided for in Section 3.7 and (iii) any stock transfer tax payable upon the transfer of Company Shares to SmarTalk; provided, however, that SmarTalk shall pay the fees of Gruntal & Company as set forth on
Schedule 3.16; provided further that SmarTalk shall pay up to $200,000 to an account or accounts jointly designated by the Common Stockholder and the Preferred Stockholder.

         12.2. Schedules. All Schedules, Appendices, exhibits and documents to be delivered as referred to in this Agreement are integral parts of this Agreement as if fully set forth herein and all statements of fact appearing therein shall be deemed to be representations by the party making such statement. All items disclosed hereunder shall be deemed disclosed only in connection with the specific representation to which they are explicitly referenced.

         12.3. Headings. The descriptive headings of the several Articles and Sections of this Agreement and the Table of Contents are inserted for convenience only and do not constitute a part of this Agreement.

         12.4. Notices. Any notices or other communications required or permitted hereunder shall be given in writing and shall be delivered or sent by hand or by certified or registered mail, postage prepaid, addressed as follows:

                 If to SmarTalk, to:

                             SmarTalk TeleServices, Inc.
                             1640 South Sepulveda, Suite 500
                             Los Angeles, California 90025
                             Attention:  Erich L. Spangenberg
                             Facsimile:  (310) 444-8822

                 Copy to:

                             Dewey Ballantine
                             333 South Hope Street, Suite 3000
                             Los Angeles, California  90071
                             Attention:  Robert M. Smith
                             Facsimile:  (213) 625-0562

                 If to the Preferred Stockholder, to:

                             Waterton Investment Group I, LLC
                             10000 Santa Monica Boulevard, 5th Floor
                             Los Angeles, California  90067
                             Attention:  Kenneth J. Abdalla
                             Facsimile:  (310) 789-7218


                 Copy to:

                             Latham & Watkins
                             633 West Fifth Street, Suite 4000
                             Los Angeles, California 90071
                             Attention:  Robert A. Koenig
                             Facsimile: (213) 891-8763


                 If to the Common Stockholder, to:

                             William R. Harger
                             c/o William Pringle
                             7380 Sand Lake Road, Suite 350
                             Orlando, Florida 32819
                             Facsimile: (407) 352-4515


                 Copy to:

                             Grocock, Loftis & Abramson
                             126 East Jefferson, Suite 200
                             Orlando, Florida 32801
                             Attention:  J. Bennett Grocock
                             Facsimile:  (407) 425-0032


or to such other address as shall be furnished in writing by such party, and any such notice or communication shall be effective and be deemed to have been given as of the date on which so hand-delivered or on the third business day following the date on which so mailed; provided that any notice or communications changing any of the addresses set forth above shall be effective and deemed given only upon its receipt.

         12.5. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that SmarTalk may assign any or all of its rights, interests and obligations hereunder to a direct or indirect wholly-owned subsidiary of SmarTalk, provided that any such subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein, and that SmarTalk remains obligated for the performance of all of the obligations so assigned.

         12.6. Complete Agreement. This Agreement, including, without limitation, the Schedules, Exhibits and Appendices, contains the entire understanding of the parties with respect to the transactions contemplated hereby and supersede all prior arrangements or understandings with respect thereto. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein.

         12.7. Modifications, Amendments and Waivers. At any time prior to the Closing, to the extent permitted by law, (i) the parties hereto may, by written agreement, modify, amend or supplement any term or provision of this Agreement and (ii) any term or provision of this Agreement may be waived by the party which is entitled to the benefits thereof.

         12.8. Counterparts. This Agreement may be executed in two or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.

         12.9. Governing Law. This Agreement shall be governed by the substantive laws of the State of California (without regard to such state's principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect and performance.

         12.10. Press Releases. SmarTalk and the Stockholders shall consult with each other in releasing information concerning this Agreement and the transactions contemplated hereby. Each of the parties to this Agreement shall furnish to others drafts of all releases prior to publication. Nothing contained in this Agreement shall prevent any party to this Agreement at any time from furnishing any information to any Governmental Authority.

         12.11. Time of Essence. Time is of the essence in the performance of this Agreement.

         12.12. Invalidity of Any Provisions. It is the intention of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies of each State and jurisdiction in which such enforcement is sought, and that the unenforceability (or the modification to conform with such laws or public policies) of any provision hereof shall not render unenforceable or impair the remainder of this Agreement. Accordingly, if any provision of this Agreement shall be deemed invalid or unenforceable in whole or in part, this Agreement shall be deemed amended to delete or modify, in whole or in part as necessary, the invalid or unenforceable provisions or portions thereof and to alter the remainder of this Agreement in order to render the same valid and enforceable; provided, however, that if any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable, there shall be added hereto automatically a provision as similar as possible to such illegal, invalid or unenforceable provision and be legal, valid and enforceable. Further, should any provision contained in this Agreement ever be reformed or rewritten by any judicial body of competent jurisdiction, such provision as so reformed or rewritten shall be binding upon all parties hereto.





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

         12.13. Third Parties. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any person other than the parties hereto any legal or equitable rights or remedies under or by reason of this Agreement or any provision contained herein.

         12.14. Interpretation. As used in this Agreement, (i) the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof; (ii) the term "subsidiary" of any specified corporation shall mean any corporation of which the outstanding securities having ordinary voting power to elect a majority of the board of directors are directly or indirectly owned by such specified corporation and (iii) the term "affiliate" shall mean, with reference to any person, the spouse, or any other member of the immediate family, of such person, any director or executive officer of such person, and any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such person.

         12.15. Gender, etc. Whenever used herein, the singular number shall include the plural, the plural the singular, and the use of any gender shall be applicable to all genders.

         12.16. Remedies. The Stockholders acknowledge that the agreements referred to in Section 6.13 are an integral part of the transactions contemplated in this Agreement and that, without the agreements contained therein, SmarTalk would not enter into this Agreement.

         12.17. Access to Records After Closing. The Stockholders will cause their respective counsel and certified public accountants to afford to the representatives of SmarTalk, including its counsel and accountants, reasonable access to, and copies of, any records relating to the Company not transferred to the control of SmarTalk, including, but not limited to, all audit and tax work papers during normal business hours. SmarTalk will afford to the representatives of the Stockholders reasonable access to, and copies of, the records transferred to the control of SmarTalk at the Closing during normal business hours after the Closing. Copies furnished to the party gaining such access shall be furnished at the cost of the recipient.

         12.18. Nature and Survival of Representations, etc. The representations and warranties made by the Stockholders and SmarTalk in this Agreement shall survive the Closing for a period of two years after the date of Closing, except that any or all representations and warranties which may have been fraudulently given or made or any or all representations, warranties and covenants which relate to the federal, state, local or foreign tax obligations of the Company for any taxable period ending prior to or on or including the date of Closing shall survive the Closing for the period of the applicable statute of limitations plus any extensions or waivers thereof which SmarTalk may deem desirable to grant; and except all representations and warranties relating to the Stockholders' title to their respective shares of stock of the Company and their authority to accept and to consummate the Closing hereunder or relating to SmarTalk's authority to accept and to consummate the Closing hereunder or relating to the valid issuance of the SmarTalk Common Stock or the Subordinated Notes shall survive the Closing indefinitely. Notwithstanding the foregoing, the representations and warranties made by the Preferred Stockholder in Sections 4.1, 4.2 and 4.3 shall survive for a period of the lesser of (i) one year after the date of Closing and (ii) the maturity of the Subordinated Notes. The representations and warranties made by the Company in this Agreement shall not survive the Closing. The indemnifications provided for herein shall survive the Closing indefinitely, to the extent of any claim asserted prior to the expiration of the applicable representation or warranty.

         12.19. Prohibition on Use of Name. Each of the Stockholders agrees that on and after the Closing, each shall not use the word "GTI" or any similar name in the conduct of a trade or business.

         12.20. Limitation on Liability. The parties acknowledge that Common Stockholder and Preferred Stockholder have acted individually in entering into this Agreement, and neither will have any liability to each other with respect to representations, warranties or covenants made by either of them herein or with respect to the transactions contemplated hereby, nor will either such Stockholder have any liability to any other party hereto except with respect to the representations, warranties and covenants expressly made by such Stockholder. Effective as of the date of Closing, the Common Stockholder and the Preferred Stockholder hereby release and discharge each other and their respective affiliates from all liability and claims, known or unknown, that either may have against the other by virtue of transactions (whether related to this Agreement or not) that have occurred or will occur on or prior to the date of Closing, except as specifically set forth in this Agreement. Without limiting the generality of the foregoing, the parties agree that the Stockholders Agreement shall terminate as of the Closing without further action by the parties hereto and thereto.

         12.21. Arbitration. Any controversy or claim arising out of or relating to this Agreement or any agreement entered into pursuant to this Agreement or the breach hereof or thereof, including any claim or controversy as to the arbitrability of any claim or controversy and any claim for rescission, shall be settled by arbitration in Los Angeles County, California before an arbitrator selected by or in accordance with the rules of the Judicial Arbitration and Mediation Service, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. In no event shall the institution or pendency of any arbitration or other proceeding involving claims under this Agreement, including a claim for indemnification and/or offset against the Subordinated Notes, in any way limit the obligation of SmarTalk to pay interest on the Subordinated Notes, which interest will accrue up to the time at which a final determination is made by the arbitrator that any such offset is due.


                                      * * *

         IN WITNESS WHEREOF, the Stockholders have executed this Agreement and SmarTalk and the Company have caused this Agreement to be executed by their duly authorized officers, respectively, as of the day and year first above written.




                                   SMARTALK TELESERVICES, INC.


                                   By:_______________________________________
                                   Name: Erich L. Spangenberg
                                   Title: President



                                   GTI TELECOM, INC.


                                   By:________________________________________
                                   Name: William R. Harger
                                   Title: President

                                   ___________________________________________
                                   WILLIAM R. HARGER


                                   WATERTON INVESTMENT GROUP I, LLC


                                   By:________________________________________
                                   Name: Kenneth J. Abdalla
                                   Title: Managing Member